SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                        Date of Report: NOVEMBER 26, 2003



                          ROBOTIC VISION SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)


        DELAWARE                      0-8623                     11-2400145
(State of incorporation)       (Commission File No.)            (IRS Employer
                                                             Identification No.)


                               486 AMHERST STREET
                           NASHUA, NEW HAMPSHIRE 03063
                    (Address of principal executive offices)


                  Registrant's telephone number: (603) 598-8400


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ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.

     AMENDMENT OF CREDIT FACILITY

     On November 26, 2003, we entered into an amendment and restatement of our credit facility. The amended credit facility provides for two revolving credit lines. The first is a two year credit line that allows for borrowings of up to $10 million, to the extent that we have sufficient eligible inventory and sufficient receivables eligible to be guaranteed by the Export-Import Bank of the United States. The second credit line is a three year facility that allows for borrowings of up to $3 million, based in part on the amount of our eligible receivables. The first credit line bears interest at a rate of 7% per year, the second bears interest at a 17% annual rate, of which 12% is required to be paid in cash and 5% may, at our discretion, be added to the principal of the loan. The credit facility is secured by a pledge of substantially all of our assets. As of November 26, 2003, we had outstanding $9.567 million of borrowings under the terms of the credit facility.

     In connection with this amendment and restatement, we replaced our original lender, PNC Bank, National Association (which remains as administrative agent), with an affiliate of Equity Group Investors, LLC. Equity Group Investors is a Chicago-based private investment firm led by financier Sam Zell. At the same time, we granted the new lender a three-year warrant to purchase 2.2 million shares of our common stock (after giving effect to the reverse split described below).

     REVERSE SPLIT

     On November 26, 2003, we effectuated a one-for-five split of our common stock, thereby reducing the number of outstanding shares of our common stock to approximately 14.7 million.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a)  Financial Statements - None

(b)  Pro Forma Financial Information - None

(c)  Exhibits:


    EXHIBIT NO.           DESCRIPTION

        10.1        Amended and Restated Revolving Credit and Security Agreement
                         dated as of November 26, 2003 among the Registrant, RVSI Investors, L.L.C. and other lenders party thereto, and PNC Bank, National Association, as Agent.

        10.2        Warrant issued to RVSI  Investors,  L.L.C.  on November  26,
                         2003.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      ROBOTIC VISION SYSTEMS, INC.



Date:  December 5, 2003               By:     /S/ PAT V. COSTA
                                           -------------------------------------
                                           Pat V. Costa
                                           Chairman and Chief Executive Officer